EXHIBIT 99.1

        Gulf Island Fabrication, Inc. Announces Additional Project Award


     HOUMA, La.--(BUSINESS WIRE)--Sept. 27, 2006--Gulf Island Fabrication, Inc. (NASDAQ: GIFI), announces that its wholly owned subsidiary, G.M. Fabricators, L.P. d/b/a Gulf Marine Fabricators, has received formal notification by a letter of intent from Bluewater Industries, Inc., who has contracted with ATP Oil & Gas Corporation ("ATP"), that Gulf Marine has been selected to fabricate and load-out a MinDOC 3 hull. MinDOC is a deepwater floating, drilling, and production concept. The MinDOC 3 hull is for an ATP deepwater development project. Contract terms between Gulf Marine and Bluewater Industries have not been finalized, thus financial terms of this specific contract will not be disclosed.

     The fabrication, assembly and load-out will be performed at the Gulf Marine facility located in South Texas. Gulf Marine expects to begin fabrication during the first quarter of 2007, with the anticipated delivery of the project in the second quarter of 2008.

     Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms ("TLPs")), "SPARs and FPSOs", piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading jack-up drilling rigs, semi-submersible drilling rigs, TLP's, SPARs or other similar cargo onshore, and offshore scaffolding and piping insulation services and steel warehousing and sales.


     CONTACT: Gulf Island Fabrication Inc., Houma
              Kerry J. Chauvin, 985-872-2100
              or
              Joseph "Duke" Gallagher, 985-872-2100